EXHIBIT 99.1

News FOR IMMEDIATE release

For More Information, Contact:

William Evans
Executive VP/CFO

Witness Systems

770.754.1915

bevans@witness.com

OFT Clears Acquisition of Witness Systems by Verint;

Transaction Expected to Close on or Before May 29, 2007

ATLANTA (May 23, 2007) — Witness Systems, Inc. (NASDAQ: WITS), a leading global provider of workforce optimization software and services, today announced that the Office of Fair Trading (OFT) in the United Kingdom has approved the acquisition of Witness Systems by Verint Systems Inc. and has decided not to refer the transaction to the U.K. Competition Commission.  We currently expect the acquisition to close on or before May 29, 2007.

About Witness Systems

Witness Systems (NASDAQ: WITS) is the worldwide leader in software and services that help businesses capture customer intelligence and optimize their workforce performance.  The company’s Impact 360™ solution features quality monitoring, compliance and IP recording, workforce management, performance management, eLearning and customer feedback.  Primarily deployed in contact centers — as well as the remote, branch and back offices of global organizations — the workforce optimization solution captures, analyzes and enables users to share and act on cross-functional information across the enterprise.  With Impact 360, organizations can improve interactions and the underlying back-office processes that enhance the customer experience and build customer loyalty.  For more information, visit us at www.witness.com.

Cautionary Note Regarding Forward-looking Statements:  Information in this release that involves expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. They are identified by the word “expected” and by words such as “will,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “targeted” and similar expressions and statements about present trends and conditions that may extend into the future. These statements are based upon information available to Witness Systems as of the date of this release, and the company assumes no obligation to update any such forward-looking statement. Forward-looking statements believed true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations. Some of the factors that could cause actual future results to differ materially from current expectations include the need to continue to satisfy the various conditions to the parties’ obligations under the merger agreement between Witness Systems and Verint to complete the proposed merger; the completion of the debt and equity financings planned by Verint (or other financing arrangements sufficient to provide the funding required by Verint to complete the Merger); as well as other risks identified in the Witness Systems’ Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission.

Witness, Impact 360, Improve Everything and the Witness Systems logo are the trademarks (registered or otherwise) of Witness Systems, Inc. protected by laws of the U.S. and other countries.  All other trademarks mentioned in this document are the property of their respective owners.

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